Press Release	Source: Left Right Marketing Technology, Inc.

Left Right Marketing Technology Executes Final Documents Needed to Close Crazy Grazer Merger

Monday April 26, 8:02 am ET

LAS VEGAS--(BUSINESS WIRE)--April 26, 2004--Left Right Marketing Technology, Inc. (NASD-OTCBB:LRMK) announced today that over the weekend the Company signed all merger closing documents, which will make Crazy Grazer LLC (http://www.crazygrazer.com) a wholly owned subsidiary of LRMK.

The end result is a company that is in a prime position to capitalize on upward-trending e-commerce statistics.

LRMK management was extremely pleased to sign the final documents necessary to close the merger nearly a week ahead of schedule. The Company will file the documents with the Nevada Secretary of State's office by the close of business today and will request the merger be deemed effective immediately.

Crazy Grazer LLC is a Nevada limited liability company currently operating the online shopping mall website CrazyGrazer.com. Under the merger, LRMK will be the parent company, with Crazy Grazer LLC operating as a wholly owned subsidiary. The leadership of the merged company will include Rock Newman, Chairman; Richard M. "Mick" Hall, President/CEO; Mark Newburg, Senior Vice President/COO; and Arnie Galassi, CFO.

The merger comes amid widespread reporting of e-commerce growth, including a March 2004 CBS MarketWatch report stating that two-thirds of Internet users, roughly 83 million people, are now online shoppers. In July 2003 Forrester Research said it expects the e-commerce market to double in the next four years to a projected revenue of $229.9 billion in 2008.

Hall said, "This merger, combined with the leadership structure we have in place, puts us in position to capitalize upon the e-commerce opportunities that independent sources such as CBS and Forrester are highlighting."

Investors and LRMK stockholders are urged to read LRMK's annual report on Form 10-KSB and Forms 8-K, available free of charge on the SEC's website, www.sec.gov.

Forward-Looking Statements: The statements in this press release regarding the Crazy Grazer merger, the effective date of the merger, any benefits of the merger, size of the e-commerce market, the Company's future success, the Company's ability to take advantage of market trends, the success of e-commerce, future opportunities and any other effect, result or aspect of the transactions and any other statements, which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired business, costs, delays, and any other difficulties related to the Crazy Grazer transaction, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Left Right Marketing Technology, Inc.

Paul Speirs, 702-260-9305